Prospectus Supplement No. 8 To Prospectus dated November 16, 2023	Filed Pursuant to Rule 424(b)(3) Registration No. 333-274807

Cazoo Group Ltd

Warrants to Purchase up to 2,000,000 Class A Ordinary Shares and

Up to 2,000,000 Class A Ordinary Shares Issuable upon Exercise of Warrants

This Prospectus Supplement No. 8 supplements the Prospectus dated November 16, 2023 (the “Prospectus”) of Cazoo Group Ltd, a Cayman Islands exempted company (“we,” “our,” “Cazoo,” or the “Company”), that forms a part of the Company’s Registration Statement on Form F-1 (File No. 333-274807). This Prospectus Supplement No. 8 is being filed to update and supplement certain information contained in the Prospectus with the information contained in our Report of Foreign Private Issuer on Form 6-K submitted to the Securities and Exchange Commission on March 1, 2024. This Prospectus Supplement No. 8 should be read in conjunction with the Prospectus, which is required to be delivered with this Prospectus Supplement No. 8. If there is any inconsistency between the information in the Prospectus and this Prospectus Supplement No. 8, you should rely on the information in this Prospectus Supplement No. 8. Capitalized terms used herein but not defined shall have the meanings given to them in the Prospectus.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of material risks of investing in our securities in “Risk Factors” beginning on page 14 of the Prospectus and in any of our other filings with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of the Prospectus or this Prospectus Supplement No. 8. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 8 is March 1, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO SECTION 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of March 2024

Commission File Number: 001-40754

Cazoo Group Ltd

(Exact Name of Registrant as Specified in Its Charter)

40 Churchway

London NW1 1LW

United Kingdom

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F   ☒                Form 40-F   ☐

INCORPORATION BY REFERENCE

This report on Form 6-K, shall be deemed to be incorporated by reference into the registration statements on Form S-8 (File No. 333-260711) and on Form F-3 (File Nos. 333-267724 and 333-275940) of Cazoo Group Ltd (“we,” “us,” “our,” “Cazoo,” or the “Company”) (including the prospectus forming a part of each such registration statement) and to be a part thereof from the date on which this report is filed, to the extent not superseded by documents or reports subsequently filed or furnished.

INFORMATION CONTAINED IN THIS REPORT ON FORM 6-K

On March 1, 2024, pursuant to the Registration Rights Agreement (the “RRA”), dated December 6, 2023, as amended, by and among Cazoo Group Ltd (“Cazoo” or the “Company”) and shareholder parties thereto (the “Holders”), the Company notified the Holders that it may elect to voluntarily delist its Class A ordinary shares, par value $0.20 per share (the “Shares”), from the New York Stock Exchange and may seek to deregister its Shares and related warrants under the Securities Exchange Act of 1934, as amended, in thirty days. The Company expects to provide more information regarding potentially electing to delist and deregister its Shares and warrants in the near future.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAZOO GROUP LTD

Date: March 1, 2024	By:	/s/ Paul Woolf
Paul Woolf
Chief Financial Officer

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